Exhibit 10.1

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

EXCLUSIVE SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”), is made and entered into as of August 28, 2015 (the “Effective Date”) by and between Healthspan Research LLC, a Delaware limited liability company, with principal offices located at 3130 Wilshire Blvd., 4th Floor, Santa Monica, California 90403 (“Buyer”) and ChromaDex Inc., a California corporation, with principal offices located at 10005 Muirlands, Blvd, Suite G, Irvine, CA 92618, USA (“Seller”).

RECITALS

WHEREAS, the Seller has developed a novel and proprietary ingredient, Nicotinamide Riboside, with the trade name NIAGEN® (the “Product”).

WHEREAS, the Buyer desires to purchase the Product from Seller and will have worldwide rights for resale in all markets except the Excluded Field (as defined below) and will have worldwide exclusivity rights to sell the Product in the Field (as defined below), and Seller desires to sell Product to Buyer subject to the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

1.           Definitions. The following terms have the meanings specified below:

1.1            “Affiliate” shall mean, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party. An entity or person shall be deemed to be in control of another entity (“Controlled Entity”) if the former owns directly or indirectly at least fifty percent (50%) of the outstanding voting equity of the Controlled Entity (or some other majority equity or ownership interest exits, in the event that such Controlled Entity is other than a corporation).

1.2           “Breaching Party” has the meaning set forth in Section 11.2.

1.3           “Buyer” means the party executing this Agreement to purchase the Product, and its successors and assigns.

1.4           “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.5           “Excluded Products” means topical skincare or cosmetic products, foods or beverages, and any and all dietary supplements in the form of an energy shot or a melt (melting or dissolvable tablet or delivery system). Additional products, may be added to this definition of Excluded Products at any time at the sole discretion of Seller upon written notice, unless the Parties have previously agreed in writing that such product may not be excluded because Buyer has demonstrated established sales of or other commitment to a similar product or product format.  Notwithstanding the foregoing, in no event shall the definition of Excluded Products be altered to hinder, impair or prevent Buyer from selling dietary supplement products in tablet or capsule form for which it has been granted exclusivity hereunder.

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[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

1.6           “Excluded Field” means the Doctor Channel and the Multi-Level Marketing channel. The “Doctor Channel” is defined herein as the sale of nutritional supplements through licensed health-care practitioners which does not include or utilize direct to consumer marketing on television or radio. The “Multi-Level Marketing Channel” is defined herein as the sale of products through a network of independent marketing representatives which does not include or utilize direct to consumer marketing on television or radio. Additional channels may be added to this definition of Excluded Field at any time at the sole discretion of Seller upon written notice, unless the Parties have previously agreed in writing that such channel may not be excluded because Buyer has demonstrated established sales of or other commitment to a specified field or channel.  Notwithstanding the foregoing, in no event shall the definition of Excluded Field be altered to hinder, impair or prevent Buyer from selling dietary supplements in the form of a tablet or capsule in the Field.

1.7           “Exclusivity Rights” has the meaning set forth in Section 3.2.

1.8           “Field” means the marketing and advertising of the Finished Product through direct response television and radio advertisements of any length or format intended to reach one or more potential consumers asking them to purchase from or respond directly to Buyer or its agent via a website, telephone number, or other medium to purchase the Finished Product.

1.9           “Finished Products” shall mean the Buyer's dietary supplement finished product containing the Product and any other ingredients determined by Buyer, including, without limitation, Pterostilbene (“PT”) sourced from Seller or any other party.

1.10           “Force Majeure Events” has the meaning set forth in Section 16.

1.11           “Good Manufacturing Practices” shall mean current and any future good manufacturing practices and quality system regulations set forth by any applicable regulatory authority of a country in which the Product or the Finished Products shall be respectively manufactured or sold.

1.12           “Initial Price” has the meaning set forth in Section 2.5.

1.13           “Initial Term” has the meaning set forth in Section 11.1.

1.14           “LLC Agreement” has the meaning set forth in Section 3.1.

1.15           “Loss” has the meaning set forth in Section 17.1.

1.16           “Membership Interest Purchase Agreement” has the meaning set forth in Section 3.1.

1.17           “Minimum Purchase Requirements” has the meaning set forth in Section 3.2.

1.18           “Net Sales” has the meaning set forth in Section 4.1.

1.19           “Non-Breaching Party” has the meaning set forth in Section 11.2.

1.20           “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, association, or other entity.

1.21           “Product” has the meaning set forth in the recitals to this Agreement.

2 of 17	Buyer's Initials________

[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

1.22           “Renewal Term” has the meaning set forth in Section 11.1.

1.23           “Royalty Report” has the meaning set forth in Section 4.3.

1.24           “Seller” means ChromaDex, Inc., and its successors and assigns.

1.25           “Specification” shall mean the description the Product set forth on Exhibit A.

1.26           “Term” has the meaning set forth in Section 11.1.

1.27           “Territory” shall be worldwide.

2.           Ordering, Payment, and Pricing.

2.1           Grant. Seller hereby grants to Buyer the right, with the right to subcontract to any Person subject to Seller’s consent which consent shall not be unreasonably withheld or delayed, during the Term to sell (and offer to sell) the Finished Product anywhere in the Territory other than the Excluded Field. Further, Seller hereby grants Buyer the exclusive right, with the right to subcontract to any Person subject to Seller’s consent which consent shall not be unreasonably withheld or delayed, during the Term to sell (and offer to sell) the Finished Product in the Field in the Territory. Seller shall refer all inquiries made to Seller concerning the Product in the Field solely to Buyer.

2.2           Purchase Orders. Buyer shall submit quarterly or more frequent purchase orders (“PO”) for the Product to Seller, which PO shall set forth the specific quantities ordered, delivery date and shipping instructions. Such PO shall be submitted to Seller at least thirty (30) days prior to the required delivery date specified therein. Seller does not guarantee fulfillment of any PO submitted on less than thirty (30) day notice, however Seller will use commercially reasonable efforts to fulfill those POs. The minimum PO quantity and pack size shall be twenty kilograms (20kg).

2.3           Invoicing and Payment. Seller shall deliver to Buyer an invoice following each shipment setting forth in reasonable detail the quantity of Product shipped, price per kilogram of Product then in effect, and other identifying information such as the PO number or bill of lading number necessary to identify the Product shipment. Payment for the invoiced amount shall be made via wire transfer to Seller on or before the thirtieth (30th) day after receipt of the invoice. Except for any amounts disputed by Buyer in good faith, failure to make prompt and full payment hereunder constitutes a material breach of Agreement. Buyer reserves the right to withhold payment on any invoice that is inaccurate, incorrect, or for which defective or damaged Product is received by Buyer.  The parties will seek to resolve any disputed invoice in good faith within thirty (30) days of the date on which such invoice payment was due to Seller.

2.4           [*]

2.5           Price. During the first year of the Term following expiration of the utilization of the Product supplied for free subject to Section 2.6 hereof, Seller and Buyer agree that the price per kilogram of Product shall be fixed at $[*] (the “Initial Price”), subject to adjustment as set forth in Section 2.4. Following the first year of the Term following expiration of the utilization of the Product supplied for free subject to Section 2.6 hereof, the price per kilogram of Product shall remain at the Initial Price during the Initial Term until adjusted pursuant to Section 2.4. The price of the Product is inclusive of shipping.

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[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

2.6           Initial Supply and Exclusivity Fee. Notwithstanding anything contained herein to the contrary, in exchange for a 4% equity interest in Buyer as of the date hereof, Seller agrees to supply $[*] of the Product free of charge at the Initial Price and in exchange for a 5% equity interest in Buyer as of the date hereof, Seller will grant Exclusivity Rights to Buyer, provided, that during the Initial Term, if Exclusivity Rights are terminated by Seller for any reason other than a material breach of this Agreement by Buyer which is not timely cured, then the 5% equity interest shall be automatically redeemed for a purchase price of One Dollar effective upon the date of termination of the Exclusivity Rights.  Notwithstanding the foregoing, and for purposes of clarity, the termination of the Exclusivity Rights or of this Agreement due to the Buyer's failure to meet a Minimum Purchase Requirement, shall not be deemed a breach of this Agreement by Buyer for the purposes of this Section 2.6 and will trigger Seller's obligation to have its 5% equity interest redeemed as provided for herein.

2.7           Audit. Upon written request of Buyer and upon reasonable notice to Seller, Seller shall permit an independent certified public accountant selected by Buyer and reasonably acceptable to Seller, to inspect during normal business hours any agreement between Seller and any third-party purchasing the Product and other records of Seller for purposes of verifying Seller’s compliance with Section 2.4. The accounting firm shall only disclose to Seller whether or not Section 2.4 of this Agreement has been complied with and the amount of any discrepancies. Buyer and Seller shall work in good faith to correct any discrepancies identified during such review. All information obtained by Buyer or its representatives during such review shall be subject to the confidentiality provisions of Section 18.

3.           Requirements for Exclusivity.

3.1           On the Effective Date, and subject  to the provisions of Section 2.6 hereof, Buyer shall issue Seller membership interests, in an amount to equate to nine percent (9%) equity in Buyer as of the date hereof under the terms of a Membership Interest Purchase Agreement, a form of which is attached hereto as Exhibit B (the “Membership Interest Purchase Agreement”), which membership interests shall be subject the terms of a Limited Liability Company Agreement, a form of which is attached hereto as Exhibit C (the “LLC Agreement”).

3.2           Exclusivity in the Territory for the Product in the Field (“Exclusivity Rights”) will continue if the annual minimum purchase requirements (“Minimum Purchase Requirements”), set forth below are met.

(a)           Year 1 means the 12-month period beginning the earlier of (i) the date of first Product shipment or (ii) six (6) months from the Effective Date.  In Year 1 the Minimum Purchase Requirements are waived.

(b)           Year 2 means the 12-month period beginning on the first calendar day following the last calendar day of Year 1. In Year 2, Buyer will purchase at a minimum of [*] dollars ($[*]) of the Product. Buyer will provide quarterly or more frequent POs with delivery dates for the Product. At least quarterly POs will be binding to maintain the exclusivity.

(c)           Year 3 means the 12-month period beginning on the first calendar day following the last calendar day of Year 2. In Year 3, Buyer will purchase at a minimum of [*] dollars ($[*]) of the Product. Buyer will provide quarterly or more frequent POs with delivery dates for the Product. At least quarterly POs will be binding to maintain the exclusivity.

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[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

(d)           Year 4 means the 12-month period beginning on the first calendar day following the last calendar day of Year 3. Provided that the Term extends to Year 4, the Minimum Purchase Requirements shall be [*] dollars ($[*]) or an amount negotiated in good faith between the Parties six (6) months prior to the end of the Initial Term.

(e)           Following Year 4, the Minimum Purchase Requirement shall increase no more than once in each consecutive 12-month period following Year 4, in an amount agreed upon in writing between the Parties.

(f)           In the event Buyer exceeds the Minimum Requirement in any year, such excess shall be deemed credited towards the Minimum Requirement in the succeeding year or years.

3.3           If Buyer fails to meet the Minimum Purchase Requirements set forth in Section 3.2,   and if after 30 days from receipt of written notice from Seller, Buyer has not cured the shortfall, then Seller may, at its sole option and upon written notice to Buyer, terminate Buyer's Exclusivity Rights, provided, however, that if Buyer fails to meet the Minimum Purchase Requirements due to the actions or omissions of Seller, including, without limitation, inadequate supply of Product or recall of the Product, this Section 3.3 shall not apply. For clarity, termination of Exclusivity Rights hereunder does not constitute a termination of this Agreement. If Seller terminates Buyer’s Exclusivity Rights pursuant to the terms of this Section 3.3, Seller and Buyer shall work in good faith to determine a mutually acceptable subcontractor who may assume Buyer’s Exclusivity Rights and obligations under this Agreement.

4.           Royalties.

4.1           For purposes of this Agreement, “Net Sales” shall mean, with respect to any Finished Products, the gross sales price for such Finished Product actually received by Seller, less any (a) trade, quantity and cash discounts on Finished Product actually provided to third parties in connection with arms-length transactions, (b) credits, allowances or refunds, not to exceed the original invoice amount, for actual claims, damaged goods, rejections or returns of Finished Product, (c) actual freight and insurance costs incurred in transporting such Finished Product to such customers, and (d) excise, sale, use, value added or other taxes, other than income taxes paid by Buyer due to the sale of Finished Product, in all cases calculated in accordance with generally accepted accounting principles of Buyer, consistently applied.

4.2           Royalty Rate. Buyer shall pay to Seller the following royalties on cumulative worldwide Net Sales of all Finished Products by Buyer.

Cumulative worldwide Net Sales of all Finished Products by Buyer and its Affiliates (in US Dollars)		Royalty Rate on Net Sales of all Finished Products
<	$[*]	[*]%
>	$[*] < $[*]	[*]%
>	$[*] < $[*]	[*]%
>	$1[*] < $[*]	[*]%
>	$[*] < $[*]	[*]%
>	$[*] USD	[*]%

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[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

4.3           Royalty Payments and Accounting. During the Term, Buyer shall furnish to Seller a quarterly written report showing in reasonably specific detail the calculation of royalties owing for the reporting period (“Royalty Report”). With respect to sales of Finished Products, Buyer shall, in all material respects, keep complete and accurate records in reasonably sufficient detail to enable the Royalties payable hereunder to be determined.

4.4           Audits. Upon the written request of Seller upon reasonable notice and not more than once in each calendar year, Buyer shall permit an independent certified public accounting firm of nationally recognized standing selected by Seller and reasonably acceptable to Buyer, at Seller's expense, to have access during normal business hours to such of the records of Seller as may be reasonably necessary to verify the accuracy of the royalty reports for any year ending not more than twelve (12) months prior to the date of such request. The accounting firm shall disclose to Seller only whether or not the reports are correct and the amount of any discrepancies. No other information shall be shared. If such accounting firm concludes that additional royalties were owed during such period, Buyer shall pay the additional royalties within thirty (30) days of the date Seller delivers to Buyer such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Seller; provided, however, if the audit correctly discloses an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period are owed by Buyer for the audited period, then Buyer shall pay the reasonable fees and expenses charged by such accounting firm.  All information obtained by Seller or its representatives during such review shall be subject to the confidentiality provisions of Section 18.

4.5           Payment of Royalty. Payment for the royalty due under this Section 4 shall be made quarterly, no later than thirty (30) days following the last day of the quarter in which Net Sales were generated with quarters ending March 31st, June 30th, September 30th, and December 31st.  Payments shall be made by wire transfer to an account designated by Seller.

5.           Obligations.

5.1           Seller shall supply Product to Buyer and Buyer shall market and sell Finished Product anywhere in the Territory, including, without limitation, in the food, drug, mass (FDM) channel, the retail channel, and in the Field. Buyer shall not sell Finished Product in the Excluded Field and shall not sell Excluded Products.

5.2           Buyer will purchase the Product exclusively from Seller, and not from any third party.

5.3           Buyer may not re-sell or re-ship the Product in bulk raw material form, unless pursuant to an approved subcontract relationship permitted hereunder or otherwise expressly authorized to do so in writing by Seller.

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[*] INDICATES CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION

5.4           For U.S. distribution, on or in labels, packaging, advertising, promotional materials or Internet communications for Buyer's Finished Product, Buyer will only make claims that are substantiated by competent and reliable scientific evidence, and are in material compliance with all applicable laws, rules, and regulations. Buyer may not use, in labeling, advertising, promotion or otherwise: (a) any statements or quotations made by or attributed to any investigator who has conducted clinical studies on the Product, or (b) any photographs or other images of such investigators, without (i) the prior written consent of such investigators and the institutions at which such studies were conducted, and (ii) 20 days notification to Seller of such written consent prior to any such use. Buyer will not misrepresent on product labels the amount, quantity or level of the Product contained in the Finished Product. In the event that a third party is used by Buyer to manufacture any of the Finished Product for marketing or sale by Buyer, Buyer hereby guarantees material compliance by said third party with the requirements of this Section 5.4, specifically including compliance with current Good Manufacturing Practices as set forth in 21 CFR section 111, or a successor section, and other relevant rules, regulations, statutes, and laws. In the event that current labeling, packaging or formulations of the Finished Product do not comply with the requirements of this Section 5.4, Buyer will rectify all nonconforming Finished Product as soon as commercially practicable and in a manner reasonably acceptable to Seller or Seller reserves the right to immediately terminate this Agreement.

5.5           Patent Marking. During the Term, Buyer will ensure proper patent marking on all Finished Product. All Finished Product shall be marked as follows:

“Patent: See ChromaDexPatents.com“

5.6           Seller agrees to assist Buyer with the following: (i) product formulation and design, (ii) establishing manufacturing relationships for Finished Products; and (iii) regulatory review of Finished Product labels, marketing materials, website, etc.

5.7           Seller shall have good and valid title to all Product sold by Seller to Buyer.  Transfer and delivery of the Product to Buyer is made free and clear of all liens, claims, encumbrances, and rights of third parties.

6.           Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

6.1           Organization and Authority. Seller is a corporation, duly incorporated, validly existing, and in good standing under the laws of the State of California. Seller has fully legal power and authority to enter into this Agreement and each agreement delivered in connection with this Agreement, and to perform its obligations hereunder and thereunder. This Agreement and each agreement delivered in connection with this Agreement have been duly executed and delivered by Seller and assuming due authorization, execution, and delivery by Buyer, constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.  The execution, delivery, and performance of this Agreement by the Seller will not violate provision of law, any rule or regulation of any governmental authority, or any judgment, decree or order of any court that is binding on the Seller, and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement to which the Seller is a party.

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6.2           Licenses; Compliance with Law; Litigation. Seller has obtained all licenses, authorizations, approvals, consents or permits required by applicable law to conduct its business generally, to produce the Product, and to perform its obligations under this Agreement.  Seller is in compliance with all applicable laws relating to the development, manufacture, and quality of the Product. There are no claims, suits, actions, or proceedings pending or threatened, against Seller or its Affiliates in connection with the Product or the Seller IP (as defined below).

7.           Taxes and Import Duties.  The price of the Product specified does not include federal taxes, state or local sales taxes, use taxes, occupational taxes or import duties.  Unless prohibited by law, Buyer is responsible for and shall pay all applicable sales, use, occupational, excise, value added or other similar taxes or import duties applicable to the, initial sale, price, delivery or direct use of the Products provided by Seller, or in lieu thereof, Buyer shall provide Seller with a resale or similar tax-exemption certificate acceptable to and considered valid by the applicable taxing authorities. In no event shall Buyer be responsible for any income or similar taxes of Seller.

8.           Delivery and Risk of Loss. All sales are FOB\FCA Seller's U.S. dock. Risk of loss, destruction of or damage to the Product shall be Seller's until delivery of the Product to a common carrier at Seller's U.S. dock. Thereafter, title shall pass to Buyer and Buyer shall be fully responsible, and shall hold Seller harmless, for and assume all risk of loss, destruction of or damage to the Product. Loss or damage to the Product after risk of loss has passed to Buyer will not release or excuse Buyer from its obligations under this Agreement to Seller, including the obligation to make full payment of the purchase price. Seller will properly pack, mark, and ship goods as instructed by Buyer and otherwise in accordance with applicable law and industry standards and shall provide Buyer with shipment documentation showing the PO number, quantity of Product, number of cartons or containers in shipment, bill of lading number, and the country of origin. Seller reserves the right to pack or ship orders in the most economical manner, provided that such packaging and shipping is commercially reasonable for goods similar to the Product and such packaging and/or shipping does not result in increased risk of total or partial loss or damage of the Product. However, where Buyer requests special packaging or shipping, any actual additional cost will be billed to and be the responsibility of Buyer. Buyer acknowledges that Seller cannot accept returns, unless they do not meet the applicable Specifications or are otherwise defective or damaged.

9.           Delivery Delays. Seller shall use reasonable efforts to make prompt deliveries in a commercially reasonable manner. Delivery dates and estimates are, however, not guaranteed. Except as provided in Section 16, Buyer has no right to delay or defer delivery or acceptance.

10.           Rejection and Revocation of Acceptance. Any rejection or revocation of acceptance of Product by Buyer must be made within thirty (30) days of delivery of Product and any attempted rejection or revocation of acceptance of such Product made thereafter shall be null and void unless agreed to in writing by Seller. Failure to make a claim within such period shall be conclusive evidence that the Product was satisfactory in all respects and supplied in accordance with ordered Specifications. Each shipment hereunder is to be regarded as a separate and independent sale.

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11.           Term and Termination.

11.1           Term. This agreement shall commence on the Effective Date and shall remain in full force and effect for a term (the “Initial Term”) of three (3) years from the Effective Date.  Notwithstanding the foregoing Buyer may determine, in its sole discretion, at the end of each year during the Initial Term whether it desires to continue the following year.  If Buyer decides not to continue, Buyer shall provide Seller ninety (90) days or more written notice prior the end of the year of its intent to terminate and subsequently shall have no liability to Seller, except for payments owed to Seller under this Agreement for Product sold to Buyer. At the end of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each, a “Renewal Term” ad together with the Initial Term, the “Term”), unless either party serves notice of non-renewal at least ninety (90) days prior to the expiration of the then current Term.

11.2           Termination. This Agreement may be terminated by: (i) any party (the “Non-Breaching Party”) in the event that the other party (the “Breaching Party”) breaches any material term of this Agreement and fails to cure such breach within thirty (30) days following notice thereof from the Non-Breaching party in writing; (ii) a party upon the giving of notice if the other party files a petition for bankruptcy, is adjudicated bankrupt, takes advantage of the insolvency laws of any state, territory or country, or has a receiver, trustee, or other court officer appointed for its property, which proceeding is not dismissed within 60 days; (iii) a party if an event of Force Majeure (as described in Section 16 of this Agreement) with respect to the other party shall have continued for ninety (90) days or is reasonably expected to continue for more than one hundred eighty (180) days; (iv) a party immediately upon any corporate action taken by the other party for purposes of winding up or dissolving; or, (v) by Seller upon thirty (30) days written notice if Buyer’s Exclusivity Rights are terminated in accordance with Section 3.5 above and Buyer’s quarterly POs are less than half the Minimum Purchase Requirements, provided, no such termination shall be effective unless the provisions of Section 2.6 have been complied with.

11.3           In the event of a non-renewal of this Agreement or termination by either party in accordance with the terms of this Agreement, without the payment of any additional amounts, Buyer shall be allowed to continue to ship Finished Product inventory for six (6) months from the date of expiration or termination, as applicable.

11.4           The obligations under section 12, 13, 14, 15, 17, 18, and 21 shall survive termination or expiration of this Agreement. The obligations under Sections 11.3, 4, 5.1, 5.3, 5.4, 5.5, and 5.7 shall survive termination or expiration of this Agreement so that Buyer and Seller may comply with Section 11.3.

12.           LIMITED WARRANTY AND DISCLAIMER OF ALL OTHER WARRANTIES.

12.1           Seller warrants to Buyer that the Product sold hereunder will:

(a)      conform in all respects to its Specification and quality standards reasonably established by Buyer and communicated to Seller from time to time;

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(b)      be manufactured and packaged in compliance with current federal, state, foreign, or local laws applicable thereto and all product packaging and labels shall not misrepresent the amount, quantity or level of the Product contained therein; in the event that current labeling, packaging or formulations of the Product do not comply with the requirements of this Section 12.1, Buyer will rectify all nonconforming Product as soon as commercially practicable and in a manner reasonably acceptable to Buyer; and

(c)      be new and conveyed by Seller to Buyer with good, title, free and clear of all liens, claims, encumbrances of any kind.

12.2           EXCEPT AS OTHERWISE PROVIDED IN 12.1 HEREOF, SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY; FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. BUYER ASSUMES ALL RISKS AND LIABILITIES FOR ANY LOSS, DAMAGE, OR INJURY TO PERSONS OR PROPERTY RESULTING FROM THE USE OR SUBSEQUENT SALE OF THE PRODUCT AS ALTERED BY BUYER IN COMBINATION WITH OTHER INGREDIENTS. SELLER HAS NOT MADE ANY RECOMMENDATION TO BUYER REGARDING THE USE OR SUBSEQUENT SALE OF THE PRODUCT OTHER THAN PRODUCT FORMULATION AND DESIGN GUIDANCE PROVIDED IN SECTION 5.6. BUYER HAS SATISFIED ITSELF THAT THE PRODUCT AND THE PURPOSE FOR WHICH IT WILL BE USED AND/OR SOLD IS IN COMPLIANCE WITH THE LAWS OF THE RELEVANT COUNTRIES AS OF THE DATE HEREOF.

12.3           ALL CLAIMS MADE WITH RESPECT TO THE PRODUCT SHALL BE DEEMED WAIVED BY BUYER UNLESS MADE IN WRITING AND RECEIVED BY SELLER WITHIN THIRTY (30) DAYS OF DELIVERY. BUYER MUST MAKE ANY CLAIM FOR NON-CONFORMING PRODUCT, BREACH OF WARRANTY WITH RESPECT TO THE PRODUCT SOLD, OR ANY CLAIM OF ANY NATURE WHATSOEVER WITH RESPECT TO THE PRODUCT SOLD HEREUNDER IN WRITING WITHIN THIRTY (30) DAYS AFTER BUYER'S RECEIPT OF PRODUCT. BUYER IRREVOCABLY WAIVES AND RELEASES ALL CLAIMS THAT ARE NOT PROPERLY MADE WITHIN SAID PERIOD.

13.           LIMITATION OF LIABILITY.

TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES WAIVE AND RELINQUISH ANY CLAIMS, DEMANDS, AND CAUSES OF ACTION OR RECOVERIES FOR PUNITIVE DAMAGES, EXEMPLARY DAMAGES, OR STATUTORY DAMAGES. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR OTHERWISE WITH RESPECT TO THE SALE OF THE PRODUCT, INCLUDING ANY LOST REVENUES OR PROFITS, CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES, BUSINESS INTERRUPTION OR DAMAGE TO BUSINESS REPUTATION, REGARDLESS OF THE THEORY UPON WHICH ANY CLAIM MAY BE BASED, INCLUDING ANY TORT OR STATUTORY CAUSES OF ACTION. BOTH PARTIES UNDERSTAND AND AGREE THAT THIS LIMITATION OF LIABILITY ALLOCATES RISK OF NONCONFORMING GOODS BETWEEN THE PARTIES AS AUTHORIZED BY THE UNIFORM COMMERCIAL CODE AND OTHER APPLICABLE LAW.

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14.           Intellectual Property Rights. The sale of Product covered by this Agreement shall not confer upon Buyer any license or right under any patents, trade secrets or other proprietary information owned or controlled by Seller, or the right to otherwise utilize such proprietary information, it being specifically understood and agreed that all such rights are reserved to Seller. If Buyer desires to use the Product trademark NIAGEN®, Buyer agrees to do so in accordance with a customary Trademark License Agreement reasonably acceptable to Buyer and Seller that shall be executed by the parties prior to the sale or marketing of Finished Product utilizing the trademark NIAGEN®.

15.           Waiver and Severability. No waiver or renunciation of the claim or right by any party of any of the provisions of this Agreement shall be effective unless the waiver or renunciation is in writing signed by the waiving party. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any other right, remedy, power, or privilege hereunder preclude any other or further exercise of any other right, remedy, power, or privilege. If any term, covenant, warranty, remedy or condition of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be held or deemed invalid or unenforceable, the remainder of this Agreement or the application of such term, covenant or provision, to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each remaining term, covenant or provision of this Agreement shall be deemed valid and enforced to the fullest extent permitted by law.

16.           Force Majeure. The obligations of the parties under this Agreement with respect to the Product shall be suspended during the period and to the extent that Seller is prevented or hindered from delivering Product or Buyer is prevented or hindered from making payment or accepting delivery of Product, due to any of the following causes, conduct, or occurrences beyond such party’s reasonable control (such causes, “Force Majeure Events”): (i) commercial impracticability related to volume of production, (ii) fire, flood, earthquake, lightning, storm, accidents, (iii) act of war, riot, terrorism, civil disorder or disobedience, act of public enemies, (iv) shortages of power or transportation facilities (including car or truck shortages), (v) orders or actions of any state, federal or foreign governmental or regulatory authorities, or (vi) organized labor disputes or strikes. The party suffering the Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and the party suffering the Force Majeure Event shall resume the performance of its obligation as soon as reasonable practicable after cessation of the Force Majeure Event. No party shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure event. The Term shall be extended automatically for a period of time equal to the time lost by reason of the Force Majeure Event.  During a Force Majeure Event, Seller may allocate its available supply among its customers in a manner determined by Seller in good faith to be fair and reasonable.

17.           Indemnification and Insurance.

17.1           Subject to the limitations contained in Section 12, to the fullest extent permitted by law, Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, controversy, liabilities, fines, regulatory actions, losses, costs and expenses (including, but not limited to reasonable attorneys' fees, expert witness expenses and litigation expenses) (hereinafter “Loss”), arising from or in connection with (a) injury, death, loss, property damage, or other Loss arising solely from the combination of the Product with other ingredients not obtained from Seller, from the repackaging, delivery system, or subsequent processing, advertising or labeling by Buyer, or (b) Buyer's breach of this Agreement, or any representation, warranty, or covenant herein. Notwithstanding the foregoing, Buyer has no indemnity obligation to Seller to the extent that any Loss result from the negligence of Seller or a breach of this Agreement by Seller.

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17.2           Subject to the limitations contained in Section 12, to the fullest extent permitted by law, Seller shall defend, indemnify and hold Buyer harmless from any and all Loss, arising from or in connection with (a) any patent or other intellectual property infringement in connection with the Product (provided that such alleged infringement does not arise from the combination of the Product with other ingredients), (b) injury, death, loss, property damage or any other Claim, whether in tort, contract, breach of warranty or otherwise, relating to or arising from to the Product (except if such injury, death, loss, property damage or other Loss arises solely from the combination of the Product with other ingredients not obtained from Seller, from the repackaging, delivery system, or subsequent processing by Buyer), or (c) Seller's breach of this Agreement, or any representation, warranty, or covenant made herein. Notwithstanding the foregoing, Seller has no indemnity obligation to Buyer to the extent that any Claims result from the negligence of Buyer or breach of this Agreement by Buyer.

17.3           During the Term of this Agreement, the Parties agree, at their sole cost and expense, to maintain in full force and effect a general liability (including products liability) policy with limits of at least $5,000,000 for each claim/annual aggregate issued by an insurance provider reasonably satisfactory to the other Party. The Parties shall cause the other to be named as additional insured under such policy.

18.           Confidentiality. At all times during the Term and at all times thereafter, Buyer, on one hand, and Seller, on the other hand, on behalf of itself and its representative and affiliates, including any Person who receives Confidential Information pursuant to Sections 2.7 or 4.4, agrees to keep confidential, and not use or disclose, any Confidential Information (as defined below) of the other party, provided, however, that the provisions of this Section 18 will not prohibit (a) any disclosure required by any applicable law (in which case the disclosing party will notify the affected party promptly and in advance of such disclosure so that such affected party may seek a protective order and the disclosing party will cooperate with the affected party in its efforts to do so); (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement; or (c) disclosure of information which is in the public domain, or which is otherwise known generally, through no act or omission of the disclosing party or its representatives. “Confidential Information” means oral and written information regarding Buyer or Seller, as applicable, and their respective Affiliates (as hereinafter defined), their respective businesses, assets, financial condition, operations and/or prospects, marketing procedures, customers, suppliers, payment terms, intellectual property, formulas, specifications, books and records, in whatever medium or form, and any other information that Buyer or Seller, or their respective affiliates or representative so furnish or make available to the other party whether prior to, on, or after the date of this Agreement.

19.           Relationship. The relationship between Seller and Buyer shall be that of independent contractors and neither party, its agents and employees, shall under no circumstances be deemed the employees, distributors, franchisees, agents or representatives of the other party.

20.           Assignment and Modification. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.  Buyer may sublicense its rights and obligations under this Agreement to a third-party with the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. This Agreement shall not be modified, altered or amended in any respect except by a writing signed by the parties. Any variation, modification or addition to the terms set forth in this Agreement shall be considered a material modification and shall not be considered part of this Agreement.

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21.           Governing Law. This Agreement and all claims and causes of action shall be governed by and subject to the internal laws (exclusive of the conflicts of law provisions) and decisions of the courts of the State of New York. The sole and exclusive venue for all claims and causes of action between the parties shall be the state or federal court located in New York, New York.

22.           Notices. Any demand upon, notice to, or other communication given hereunder shall be in writing and shall be given by (a) personal delivery, (b) facsimile transmission (with message confirmed during normal business hours at place of receipt), (c) first class mail, postage prepaid, or (d) FedEx or equivalent nationally recognized overnight delivery service, delivery changes prepaid, in each case addressed to the party at the address shown below or such other address as the Parties may advise in writing in accordance with this Section 22. A notice shall be deemed given when actually received, provided that if any facsimile notice is received after 5:00 p.m. local time at the place of receipt, it shall be deemed to have been given as of the next business day.

If to Seller:	If to Buyer:
ChromaDex, Inc. 10005 Muirlands Blvd., Suite G Irvine, CA 92618 Attention: Tom Varvaro Fax: 949-419-0294 Email: tom.varvaro@chromadex.com	Healthspan Research LLC 3130 Wilshire Blvd., 4th Floor Santa Monica, California 90403 Attention: Rob Fried, Manager Fax: Email: rob@friedfilms.com

23.           Entire Agreement. This Agreement, all exhibits and schedules, and any documents referred to herein contain the complete agreement between the parties with respect to the subject matter hereof. All previous and contemporaneous agreements, representations, warranties, promises and conditions relating to the subject matter of this Agreement, whether written or oral, are superseded by this Agreement.

24.           Counterparts.  This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same instrument.  Delivery of any counterpart by facsimile, .pdf, or other electronic means shall be deemed delivery of an originally executed counterpart in all cases.

25.           Time of Essence. Time is of the essence for the performance of each party’s obligations hereunder, including any Exhibit hereto.

26.           Recitals. The recitals set forth on the first page of this Agreement are hereby incorporated herein by reference.

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IN WITNESS WHEREOF, the parties have caused this Supply Agreement to be executed by their duly authorized representatives.

Buyer	Seller:

HEALTHSPAN RESEARCH LLC	CHROMADEX, INC.

By:/s/ Rob Fried Name: Rob Fried Title: Manager	By: :/s/ Frank Jaksch Name: Frank Jaksch Title: CEO

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EXHIBIT A

SPECIFICATIONS

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EXHIBIT B

MEMBERSHIP INTEREST PURCHASE AGREEMENT

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EXHIBIT C

LLC AGREEMENT

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